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                                                               EXHIBIT (a)(1)(H)

                            CONFIRMATION OF ELECTION

To: (Employee)

From: Gina Ahn, Stock Administrator

Re: Confirmation of Election

     This notice confirms that on (Date) you elected to exchange
options exercisable for an aggregate of           of shares of New Focus, Inc.
Common Stock pursuant to the terms and conditions of the Offer to Exchange dated June 1,2001.

     Our records indicate that you also have           additional options
exercisable for an aggregate of                shares eligible for exchange, and
this serves as a confirmation that you are NOT electing to exchange those options.

     To change your election regarding particular tendered options while continuing to elect to participate in the Offer, you must deliver a signed and dated new Election Form, with the required information, following the procedures described in the Instructions to the Election Form before the Expiration Date or, if the Offer is extended, before the extended expiration of the Offer. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form or Notice to Change Election From Accept to Reject will be disregarded and will be considered replaced in full by the new Election Form. You may change your election and REJECT the offer to by submitting a Notice to Change Election from Accept to Reject (in which case you will be withdrawing your election to participate in the Offer to Exchange with respect to ALL of your option grants and will not receive any New Options).

If you have any questions about the forms or election process, please contact me at (408) 284-5219.

Sincerely,

/s/ Gina Ahn, Stock Administrator